EXHIBIT L

CALCULATION AGENCY AGREEMENT

CALCULATION AGENCY AGREEMENT among Her Majesty in Right of Canada, as represented by the Minister of Finance (“Canada”); Citibank, N.A.; and Citibank, N.A., London Branch dated as of November 28, 2012.

PRELIMINARY STATEMENT

1.

Canada proposes to issue and sell its Canada Notes (the “Notes”), due nine months or more from their date of issue, from time to time, pursuant to a fiscal agency agreement, dated as of November 28, 2012 (the “Fiscal Agency Agreement”), among Canada; Citibank, N.A., as registrar, transfer agent, fiscal agent and principal paying agent for its Domestic Notes (as defined therein); and Citibank, N.A., London Branch, as registrar, transfer agent, fiscal agent and principal paying agent for its International Notes (as defined therein).

2.

Canada desires to appoint an agent or agents of Canada to calculate the Interest Rate Bases (as defined below) applicable to those Notes on which interest is to accrue at a floating rate (“Floating Rate Notes”), determined with reference to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate or any another interest rate basis or formula (each, an “Interest Rate Basis” and collectively, the “Interest Rate Bases”) as specified and described in the form of Floating Rate Note, a form of which is attached to the Fiscal Agency Agreement as Exhibit C. Capitalized terms used but not defined herein have the meanings ascribed to them in the form of Floating Rate Note or the Fiscal Agency Agreement.

NOW THEREFORE, Canada, Citibank, N.A. and Citibank, N.A., London Branch hereby agree as follows:

Section 1 Appointment of Calculation Agent.

Canada hereby appoints (a) Citibank, N.A. as calculation agent (in such capacity, the “Domestic Calculation Agent”) of Canada with respect to any Domestic Notes (as defined in the Fiscal Agency Agreement) that are Floating Rate Notes to be issued by Canada pursuant to the Fiscal Agency Agreement, and the Domestic Calculation Agent hereby accepts its obligations as set forth in this Agreement upon the terms and conditions set forth herein, and (b) Citibank, N.A., London Branch as calculation agent (in such capacity, the “International Calculation Agent” and together with the Domestic Calculation Agent, the “Calculation Agents”) of Canada with respect to any International Notes (as defined in the Fiscal Agency Agreement) that are Floating Rate Notes to be issued by Canada pursuant to the Fiscal Agency Agreement, and the International Calculation Agent hereby accepts its obligations as set forth in this Agreement, upon the terms and conditions set forth herein.

Section 2 Calculation of Interest Rate and Interest Rate Bases.

Unless otherwise provided in any individual issue of Floating Rate Notes, the “Calculation Date” for each applicable Interest Determination Date for any Note shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or (ii) the Market Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be. The relevant Calculation Agent shall notify Canada and, in respect of Domestic Notes, the Domestic Registrar (as defined in the Fiscal Agency Agreement) and, in respect of International Notes, the International Registrar (as defined in the Fiscal Agency Agreement), in each case of the applicable Interest Rate Basis or Bases and the resulting interest rate with respect to such Floating Rate Notes on such Calculation Date. The relevant Calculation Agent will, upon the request of any holder of any Floating Rate Note, provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note. If at any time the relevant Calculation Agent is not also acting as a Registrar under the Fiscal Agency Agreement, Canada shall, upon the issuance of each Floating Rate Note having a different Interest Rate Basis or Bases or different Interest Determination Dates than the Interest Rate Basis or Bases or Interest Determination Dates for any previously issued and outstanding Floating Rate Notes, notify the Calculation Agent in writing of the Interest Determination Dates and Interest Rate Basis or Bases for such Floating Rate Note.

If at any time a portion of an International Global Note is exchanged for an interest in one or more DTC Global Notes (as defined in the Fiscal Agency Agreement), the International Calculation Agent shall continue to act as relevant Calculation Agent for all such Notes and shall notify the Domestic Registrar of the applicable Interest Rate Basis or Bases and the resulting Interest Rate with respect to such Floating Rate Notes on each Calculation Date.

Section 3 New Interest Rate Bases.

If Canada proposes to issue Floating Rate Notes whose interest rate will be determined with reference to a basis or formula not referred to above (a “New Interest Rate Basis”), Canada shall give a description of such New Interest Rate Basis to the relevant Calculation Agent. The relevant Calculation Agent shall determine if it is able and willing to calculate the New Interest Rate Basis and upon its agreement in writing to do so the term “Interest Rate Basis” shall be deemed to include the New Interest Rate Basis. If the relevant Calculation Agent notifies Canada that it is not able or willing to calculate the New Interest Rate Basis, or that it is only willing to do so on the basis of an increase of its fees not acceptable to Canada, the relevant Calculation Agent shall have no responsibility with respect to such New Interest Rate Basis and Canada shall appoint a different calculation agent to determine the New Interest Rate Basis.

Section 4 Fees.

Each Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with Canada.

Section 5 Rights and Liabilities of the Calculation Agents.

Each Calculation Agent shall be protected and incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Floating Rate Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from Canada made or given by it and sent, delivered or directed to the relevant Calculation Agent under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by an Authorized Official or a Designated Official. No Calculation Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but a Calculation Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if a Calculation Agent shall determine to make such further inquiry or investigation, Canada shall cooperate therewith to such extent as is reasonable under the circumstances. Each Calculation Agent may consult with counsel, and any advice or written opinion of such counsel shall be full and complete authorization and protection, and no liability shall be incurred by it in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and without gross negligence and in accordance with such advice or opinion.

Whenever in the administration of this Agreement a Calculation Agent shall deem it desirable that a matter be proved or established prior to the taking, suffering or omitting any action under this Agreement, such evidence may in the absence of bad faith be established by a certificate from an Authorized Official or Designated Official and/or an opinion of counsel unless other evidence is specifically described herein. Each Calculation Agent may rely upon certificates or opinions furnished to such Calculation Agent and conforming to the requirements of this Agreement or the Fiscal Agency Agreement as to the truth of the statements and the correctness of the opinions expressed therein.

Each Calculation Agent shall be obligated to perform such duties and only such duties as are specifically set forth herein and no implied duties or obligations shall be read into this Agreement against such Calculation Agent. No Calculation Agent shall be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it, and shall promptly give notice to Canada of such a decision not to take action. No Calculation Agent shall be under any obligation to take any action that is discretionary under the provisions of this Agreement and no permissive power or authority available to a Calculation Agent shall be construed as a duty. In acting under this Agreement, no Calculation Agent (in its capacity as such) assumes any obligation towards, or any relationship of agency or trust for or with, the holders of the Notes.

Section 6 Right of Calculation Agents to Own Floating Rate Notes.

The Calculation Agents may act as Registrars under the Fiscal Agency Agreement and the Domestic Calculation Agent may act as Exchange Rate Agent under the Exchange Rate Agency Agreement dated as of November 28, 2012, between Canada and Citibank, N.A. Each Calculation Agent, its respective officers, employees and shareholders may become registered holders of, or acquire any interests in, Floating Rate Notes, with the same rights as if such Calculation Agent were not the Calculation Agent for such Floating Rate Notes and may engage in, or have an interest in, any financial or other transaction with Canada as if such Calculation Agent were not the Calculation Agent for such Floating Rate Notes.

Section 7 Termination, Resignation or Removal of Calculation Agent.

A Calculation Agent may at any time resign as calculation agent under this Agreement by giving not less than 60 days’ written notice to Canada, unless Canada consents in writing to a shorter time. Upon receipt of notice of termination by such Calculation Agent, Canada agrees promptly to appoint a successor Calculation Agent; provided that a successor Domestic Calculation Agent shall be located in the City of New York and that a successor International Calculation Agent shall be located in the City of London, England. Canada may terminate the appointment of a Calculation Agent as calculation agent under this Agreement at any time by giving written notice to such Calculation Agent and specifying the date when the termination shall become effective; provided, however, that if any Floating Rate Note shall then be outstanding, no resignation of a Calculation Agent or termination by a Calculation Agent or by Canada shall become effective prior to the date of the appointment by Canada, as provided in Section 8 hereof, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. The appointment of a Calculation Agent hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time such Calculation Agent becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of the Calculation Agent’s property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding-up or dissolution of the Calculation Agent, or if a liquidator or receiver of all or any substantial part of such Calculation Agent’s property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of such Calculation Agent or its property or affairs for the purposes of rehabilitation, conservation or liquidation. Upon resignation or termination pursuant to the provisions of this Section, the relevant Calculation Agent shall be entitled to the payment of any compensation owed to it by Canada hereunder and to the reimbursement of all reasonable expenses and disbursements incurred or made by such Calculation Agent in connection with the services rendered by it hereunder, as provided by Section 4 hereof, pro rata to the date of such termination.

Section 8 Appointment of Successor Calculation Agent.

Any successor Calculation Agent appointed by Canada following a resignation or termination pursuant to the provisions of Section 7 hereof shall execute and deliver to the Calculation Agent and to Canada an instrument accepting such appointment, and thereupon such successor Calculation Agent shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the original Calculation Agent, with like effect as if originally named as a Calculation Agent hereunder, and the original Calculation Agent shall transfer and deliver to such successor Calculation Agent copies of any available records maintained by the original Calculation Agent in connection with the performance of its obligations hereunder.

Section 9 Indemnification.

Canada shall indemnify and hold harmless each Calculation Agent against all claims, actions, demands, damages, costs, losses or liability which may be incurred by such Calculation Agent by reason of, or in connection with, such Calculation Agent’s appointment and duties as Calculation Agent, except as such result from any negligent act or omission, bad faith or wilful misconduct of such Calculation Agent, or its directors, officers, employees or agents. This Section 9 shall survive the payment in full of all obligations under the Notes, whether by redemption, repayment or otherwise, and resignation or removal of any Calculation Agent.

Section 10 Merger, Consolidation or Sale of Business by Calculation Agent.

Any corporation into which a Calculation Agent may be merged, converted or consolidated, or any corporation resulting from any merger, conversion or consolidation to which a Calculation Agent may be a party, or any corporation to which a Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become a Calculation Agent under this Agreement without the execution of any paper or any further act by the parties hereto, subject to prior notice to and the prior approval of Canada.

Section 11 Notices.

Any notice or other communication given hereunder shall be delivered in person, sent by mail, facsimile or communicated by telephone (subject, in the case of communication by telephone, to written confirmation received within 24 hours to the addresses given below or such other address as the party to receive such notice may have previously specified:

To Canada:

Department of Finance 11th Floor, East Tower 140 O’Connor Street Ottawa, Ontario Canada K1A 0G5 Attention: Chief, Reserves and Risk Management Section		Department of Finance 5th Floor, East Tower 140 O’Connor Street Ottawa, Ontario Canada K1A 0G5 Attention: Manager, Public Debt and other Statutory Programs

Telephone:	(613) 943-1944	Telephone:	(613) 996-9822
Fax:	(613) 943-2039	Fax:	(613) 995-1325

with a courtesy copy to:

Bank of Canada

4th Floor, East Tower

234 Wellington Street

Ottawa, Canada K1A 0G9

Attention: Chief, Financial Markets Department

Telephone:	(613) 782-8160
Fax:	(613) 782-8334

To the Domestic Calculation Agent:

Citibank, N.A.

Agency and Trust

388 Greenwich Street, 14th floor

New York, New York 10013

Telephone:	(212) 816-5680
Fax:	(212) 816-5527

To the International Calculation Agent:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Telephone:	+353 1 622 0865/+353 1 622 0866
Fax:	+352 1 622 2210/+353 1 622 2212

Any notice hereunder given by letter shall be deemed to have been received seven Business Days after dispatch and in the case of facsimile, at the time of confirmation by telephone through “answer-back” facsimile receipt.

Section 12 Benefit of Agreement.

Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and no other person shall acquire or have any rights under or by virtue hereof.

Section 13 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 14 Time of the Essence.

Time shall be of the essence in this Agreement.

Section 15 Entire Agreement.

This Agreement, together with the related agreements and documents described herein, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties hereto. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties hereto have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the related agreements and documents described herein.

Section 16 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 17 Counterparts; Facsimile.

This Agreement, and any amendment, supplement or restatement of this Agreement, may be executed and delivered in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Counterparts may be executed and delivered as manually executed counterparts or transmitted by facsimile, e-mail or other electronic means and the parties adopt the signatures received by facsimile, e-mail or other electronic means as original signature of the parties.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance

By:	/s/ Clifton Lee-Sing
	Name:	Clifton Lee-Sing

	Title:	Chief Reserves and Risk Management Section Financial Markets Division Financial Sector Policy Branch Department of Finance Canada

CITIBANK, N.A., solely in its capacity as Domestic Calculation Agent

By:	/s/ Jennifer McCourt
	Name:	Jennifer McCourt

	Title:	Vice President

CITIBANK, N.A., LONDON BRANCH, solely in its capacity as International Calculation Agent

By:	/s/ Stephen Wakefield
	Name:	Stephen Wakefield

	Title:	Assistant Vice President